EXHIBIT 15.1




                  ACCOUNTANTS' AWARENESS LETTER



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Global Marine Inc. Registration Statements

We are aware that our report dated November 7, 1997, on our review of the condensed consolidated interim financial information of Global Marine Inc. and subsidiaries for the three and nine months ended September 30, 1997, and included in this Quarterly Report on Form 10-Q is incorporated by reference in (i) the prospectus constituting part of the Company's Registration
Statements on Form S-8 (Registration Nos. 33-32088, 33-40961, and 33-63326), respectively, for the Global Marine Inc. 1989 Stock Option and Incentive
Plan, (ii) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-40266) for the Global Marine
Savings Incentive Plan, (iii) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-40961) for the Global Marine Inc. 1990 Non-Employee Director Stock Option Plan, (iv) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-57691) for the Global Marine Inc. 1994 Non-Employee
Stock Option and Incentive Plan and (v) the prospectus constituting part of the Company's Registration Statement on Form S-3 (Registration No. 33-58577) for the proposed offering of up to $75,000,000 of debt securities, preferred stock and/or common stock. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of any of said registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ Coopers & Lybrand L.L.P.


Houston, Texas
November 10, 1997